UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2005 (March 30, 2005)

TRICO MARINE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28316	72-1252405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Fountainview, Suite 920, Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

(713) 780-9926

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On March 30, 2005, Trico Marine Services, Inc. (the “Company”) announced that Thomas E. Fairley submitted his resignation as President and Chief Executive Officer of the Company, effective March 31, 2005. Concurrently, Mr. Fairley resigned from the Board of Directors of the Company (the “Board”). The Board accepted his resignation.

(c) On March 30, 2005, and effective March 31, 2005, the Board named Joseph S. Compofelice (age 55), the current Chairman of the Board, as the Company’s interim Chief Executive Officer until the search for a new President and Chief Executive Officer is completed and his replacement is named. Mr. Compofelice has served as Chairman since March 15, 2005 and has been a director of the Company since 2003. Mr. Compofelice is a private investor and provides advisory services on acquisitions and financings. Mr. Compofelice is a Director of Contango Oil and Gas, an exploration and production company, and a member of the Board of Advisors of Courtland Inc., a privately held investment management firm. He is the former Chief Executive Officer of Aquilex Services Corp., a provider of services and equipment to the power generation and heavy processing industries. For the period 1998 to 2001, Mr. Compofelice was Chairman and CEO of CompX International Inc., a producer of hardware for the office furniture industry.

A copy of the Company’s press release announcing the resignation of Mr. Fairley and the appointment of Joseph S. Compofelice as interim Chief Executive Officer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release issued March 30, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICO MARINE SERVICES, INC.

Dated: April 1, 2005	By:	/s/ Trevor Turbidy
Trevor Turbidy
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued March 30, 2005